Exhibit 19

September 30, 2004

VP Alpha Holdings IV, L.L.C.

c/o

Vantage Point Venture Partners

1001 Bayhill, Suite 300

San Bruno, CA 94066

Re:             Agreement and Election to Convert Promissory Note

Dear Sirs:

Reference is hereby made to that certain Amended and Restated (Convertible) Secured Promissory Note issued to VP Alpha Holdings IV, L.L.C. (“Lender”) by Intermix Media, Inc., f/k/a eUniverse, Inc. (“Borrower”) dated as of October 31, 2003 in the principal amount of $2,500,000 (the “Note”).  Lender hereby irrevocably agrees and elects to convert the Note, effective September 30, 2004 (the “Conversion Date”), into 1,250,000 shares of Borrower’s Series C-1 Preferred Stock (the “Conversion Shares”) pursuant to Section 18 of the Note.  Upon surrender of the Note in accordance herewith, and in consideration of Lender’s agreement to convert the Note at this time, Borrower shall pay Lender the sum of $16,986.30 (“Forgone Interest”) representing interest that would otherwise have accrued and become payable on the Note from the Conversion Date through October 31, 2004, the stipulated Maturity Date of the Note.  Simultaneous with Borrower’s payment of the Foregone Interest, Borrower shall pay Lender the amount of $50,410.96 (“Unpaid Interest”) representing the total interest due and payable on the Note through the Conversion Date.  As soon as practicable after execution of this letter agreement, Lender shall surrender the Note to Borrower for cancellation, and upon receipt of the Note Borrower shall instruct its transfer agent to issue and deliver to Lender stock certificates evidencing the Conversion Shares which shall be deemed issued and outstanding as of the Conversion Date.

Sincerely,

/s/ Richard Rosenblatt
Richard Rosenblatt
Chief Executive Officer

Acknowledged and agreed:

VP Alpha Holdings IV, L.L.C.
By:	Vantage Point Venture Associates IV,
L.L.C., its Managing Member

By:	/s/ Alan E. Salzman
	Name:	Alan E. Salzman
	Title:	Managing Member

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